Exhibit 99.1

RESTORATION HARDWARE HOLDINGS, INC. ANNOUNCES PRICING OF

$300 MILLION CONVERTIBLE NOTES OFFERING

Corte Madera, CA – June 18, 2014 – Restoration Hardware Holdings, Inc. (NYSE: RH) today announced the pricing of $300 million of 0% convertible senior notes due 2019 at a 35% conversion premium to today’s closing stock price of $85.99. Restoration Hardware also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $50 million of the notes on the same terms and conditions, for a total potential offering size of up to $350 million. Additionally, the Company entered into convertible note hedge and warrant transactions in order to prevent dilution up to a 100% premium to today’s closing stock price. Under the terms of these transactions, the Company’s shareholders are not expected to experience dilution until the Company’s stock price is above approximately $172, which corresponds to a market capitalization in excess of $7 billion based on the current diluted shares outstanding.

The Company intends to use this additional capital to fund its business initiatives including the continuing transformation of its real estate platform, paying down higher interest borrowings from the Company’s current credit line, and strengthening the Company’s balance sheet over the next five years.

The notes will not bear interest and will be due on June 15, 2019. The initial conversion rate is 8.6143 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $116.09 per share representing a premium of 35% over today’s closing stock price. The notes will be convertible into cash, shares of Restoration Hardware’s common stock, or a combination thereof, at Restoration Hardware’s election.

The immediate use of proceeds from the offering will be to pay the net cost of the convertible note hedge transactions and general corporate purposes, including repayment of all of the outstanding indebtedness under the Company’s credit facility. The sale of the notes to the initial purchasers is expected to settle on June 24, 2014, subject to customary closing conditions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

About Restoration Hardware Holdings, Inc.

RH (Restoration Hardware Holdings, Inc. - NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, source books, and online at RH.com.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, any dilution impact to holders of the common stock due to the notes and the convertible note hedge and warrant transactions, the future market capitalization of the Company and its future stock price and the expected use of proceeds from these transactions. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The forward-looking statements in this press release speak only as of the date of this press release and are subject to uncertainty and changes. Given these circumstances, you should not place undue reliance on these forward-looking statements. Restoration Hardware expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact

Cammeron McLaughlin

VP, Investor Relations

(415) 945-4998

cmclaughlin@rh.com